                                                                    EXHIBIT 21.1

                                  SUBSIDIARIES

     The following table sets forth the name of the principal subsidiaries of Breakwater Resources Ltd. and the jurisdiction of incorporation and the direct or indirect percentage ownership by the Company of each such subsidiary.

                                                     Jurisdiction of  Percentage
Name of Subsidiary                                   Incorporation    Ownership
--------------------------------------------------------------------------------
Breakwater Tunisia S.A.                              Tunisia          100%
CanZinco Ltd.                                        Canada           100%
Consell Marketing Inc.                               Barbados         100%
American Pacific Honduras S.A. de C.V.               Honduras         100%
Sociedad Contractual Minera El Toqui                 Chile            100%